                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [ ]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))


                                 THE TALBOTS, INC.
                 (Name of Registrant as Specified In Its Charter)


                                 THE TALBOTS, INC.
                    (Name of Person(s) Filing Proxy Statement)

   PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                                 [TALBOTS LOGO]



                                                                  April 15, 1998

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 21, 1998

Dear Shareholder:

     It is a pleasure for us to extend to you a cordial invitation to attend the 1998 Annual Meeting of Shareholders of The Talbots, Inc. to be held at 10:00 a.m. on May 21, 1998 at BankBoston, N.A., first floor auditorium, 100 Federal Street, Boston, Massachusetts. The Notice of the Annual Meeting, Proxy Statement and form of proxy are enclosed with this letter.

     Your vote at the Annual Meeting is important to Talbots and we ask you to complete, sign and return the enclosed proxy. Please mark the appropriate box on the proxy card if you plan to attend.

     We look forward to seeing you at the Annual Meeting.

                                            Sincerely,

                                            /s/ Arnold B. Zetcher

                                            ARNOLD B. ZETCHER
                                            President and Chief
                                            Executive Officer

                               THE TALBOTS, INC.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 21, 1998

                            ------------------------

To Talbots Shareholders:

     The Annual Meeting of Shareholders of The Talbots, Inc. will be held at BankBoston, N.A., 100 Federal Street, Boston, Massachusetts, on Thursday, May 21, 1998, at 10:00 a.m., for the following purposes:

        1.  To elect eight directors.

        2. To ratify the amendment to the 1993 Executive Stock Based Incentive Plan to increase the number of authorized shares.

        3. To ratify the appointment of Deloitte & Touche LLP as independent auditors for the 1998 fiscal year.

        4. To act upon such other business as may properly come before the Annual Meeting.

     Shareholders of record at the close of business on April 2, 1998 are entitled to notice of and to vote at the Annual Meeting or at any postponement or adjournment thereof.

                                            By order of the Board of Directors,

                                            RICHARD T. O'CONNELL, JR.
                                            Secretary

April 15, 1998

     YOUR VOTE IS IMPORTANT. TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE COMPLETE THE ENCLOSED PROXY AND RETURN IT PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                               THE TALBOTS, INC.
                                175 BEAL STREET
                          HINGHAM, MASSACHUSETTS 02043

                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 21, 1998

                                PROXY STATEMENT

     This Proxy Statement is being furnished to the shareholders of The Talbots, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on Thursday, May 21, 1998, at 10:00 a.m., at BankBoston, N.A., 100 Federal Street, Boston, Massachusetts and at any postponement or adjournment thereof (the "Annual Meeting"). At the Annual Meeting, shareholders are being asked to consider and vote on (1) the election of eight directors, (2) the increase in the number of authorized shares under The Talbots, Inc. 1993 Executive Stock Based Incentive Plan (the "1993 Executive Stock Based Incentive Plan"), and (3) the ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the 1998 fiscal year.

     This Proxy Statement, Notice of the Annual Meeting and accompanying proxy are first being mailed to shareholders on or about April 22, 1998.

                                    GENERAL

     The holders of shares of common stock of the Company of record at the close of business on April 2, 1998 are entitled to vote such shares at the Annual Meeting. On April 2, 1998, there were outstanding 31,805,415 shares of common stock. The presence in person or by proxy of the holders of a majority of the shares outstanding on the record date is necessary to constitute a quorum for the transaction of business.

     Each shareholder is entitled to one vote, in person or by proxy, for each share of common stock held as of the record date on each matter to be voted on at the Annual Meeting. Directors are elected by the affirmative vote of a plurality of the votes cast at the Annual Meeting.

     Abstentions and broker non-votes will be included in determining the number of shares present or represented at the Annual Meeting for purposes of determining whether a quorum exists. In determining whether a proposal submitted to shareholders has received the requisite votes for approval, abstentions generally would be counted and would have the same effect as a vote against the proposal and broker non-votes would not be counted and would have no effect on the outcome of that vote. However, neither abstentions nor broker non-votes will be counted as votes cast in connection with determining the plurality required to elect directors or the ratification of the increase in authorized shares under the 1993 Executive Stock Based Incentive Plan, and will have no effect on the outcome of those votes. Broker non-votes occur when a broker nominee does not vote on one or more matters because it has not received instruction to vote from the beneficial owner and does not have discretionary authority to vote on such matter.

     Shares of common stock represented by a proxy received in time for the Annual Meeting and properly executed will be voted as specified in the proxy, unless the proxy has previously been revoked. Unless contrary instructions are given in the proxy, it will be voted by the persons designated in the proxy for the election of the Board of Directors' nominees for director, for ratification of the amendment to the 1993 Executive Stock Based Incentive Plan, for ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the 1998 fiscal year and, with respect to any other matters properly submitted to shareholders at the Annual Meeting, as recommended by the Board of Directors or, if no such recommendation is given, in their discretion.

     A proxy may be revoked by filing with the Secretary of the Company, prior to the exercise of the proxy, either a written revocation of that proxy or a new proxy bearing a later date. A proxy may also be revoked by filing a written notice of revocation with the Secretary of the Company at the meeting prior to voting the proxy. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy.

     This proxy solicitation is being made by the Company and the expense of preparing, printing and mailing this Proxy Statement and proxy is being paid by the Company. In addition to use of the mails, proxies may be solicited personally or by telephone by regular employees of the Company without additional compensation. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending proxy materials to the beneficial owners of common stock.

     More than a majority of the outstanding shares of common stock of the Company is owned by JUSCO (U.S.A.), Inc., a Delaware corporation ("JUSCO USA"), which is a wholly owned subsidiary of JUSCO Co., Ltd., a Japanese retail conglomerate ("JUSCO"). JUSCO USA has advised the Company that it intends to vote all such shares for the election of the nominees for director named in this Proxy Statement, for ratification of the amendment to the 1993 Executive Stock Based Incentive Plan and for ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the 1998 fiscal year.

                                     ITEM 1

                             ELECTION OF DIRECTORS

     General. Directors will hold office until the next Annual Meeting and until their successors are chosen and qualified. The Company has inquired of each nominee and determined that each will serve if elected. In the event that any of the nominees should become unavailable for election, the persons named in the accompanying proxy intend to vote for such other person, if any, as the Board of Directors may designate as a substitute nominee.

     All nominees are current directors of the Company. Set forth below is a brief description of the background of each nominee for director. The Board of Directors recommends that shareholders vote "FOR" such nominees for director.

TAKUYA OKADA                                                 Director since 1988

     Mr. Takuya Okada, age 72, has been Chairman of the Board of Directors of the Company since 1988 and the President and a Director of JUSCO USA since 1988. Mr. Okada has been Chairman of the Board of Directors and Chief Executive Officer and a Representative Director of JUSCO, the Japanese parent corporation of JUSCO USA, since 1984, and a Managing Director of JUSCO (Europe) B.V. since 1988. Mr. Okada is also a member of the Board of Directors of various other affiliates of JUSCO. Mr. Takuya Okada is the father of Mr. Motoya Okada, a Director of the Company.

ARNOLD B. ZETCHER                                            Director since 1988

     Mr. Zetcher, age 57, joined the Company as President in 1987. He has been President, Chief Executive Officer and a Director of the Company since 1988. Mr. Zetcher was Chairman and Chief Executive Officer of John Breuner Company, a home furnishings division of BATUS in San Francisco, California, and prior to that, Chairman and Chief Executive Officer of Kohl's Food Stores, another BATUS division, in Wisconsin and Illinois. Mr. Zetcher also served as Chairman and Chief Executive Officer of Bonwit Teller in New York, a high quality specialty apparel chain, and served in various capacities during his 10 years with Federated Department Stores.

EIJI AKIYAMA                                                 Director since 1993

     Mr. Akiyama, age 65, was elected a Director of the Company in November 1993. Mr. Akiyama has been Executive Vice Chairman and a Director of JUSCO since 1995 and was Executive Vice President and a Director of JUSCO from 1989, when he joined JUSCO. Prior to 1989, Mr. Akiyama worked for The Dai-Ichi Kangyo Bank, Limited, where he was a Director from 1985 to 1988, and a Managing Director from 1988 to 1989. Mr. Akiyama has been a Director of JUSCO USA since 1989.

MASAHARU ISOGAI                                              Director since 1993

     Mr. Isogai, age 58, was elected a Director of the Company in November 1993. Mr. Isogai, who currently serves as a Senior Advisor to the Company and to JUSCO USA, served as Executive Vice President and General Manager of JUSCO USA from 1989 to 1996 and as a Director of JUSCO from 1992 to 1996. Since 1994, Mr. Isogai has served as Chairman of the Board of Revman Industries Inc., a home furnishings company which is a subsidiary of JUSCO USA. From 1988 to 1989, he was the Chief Representative of JUSCO in the United States.

ELIZABETH T. KENNAN                                          Director since 1993

     Ms. Kennan, age 60, was elected a Director of the Company in November 1993. Ms. Kennan served as President of Mount Holyoke College from 1978 to 1995, at which time she became President Emeritus, and served as President of Five Colleges Incorporated from 1985 to 1994. Ms. Kennan also serves as a Director of The Putnam Funds, Kentucky Home Mutual Life Insurance Company, Kentucky Home Life Insurance Company, Bell Atlantic Corporation and Northeast Utilities. Ms. Kennan is Chairperson of the Company's Audit Committee and a member of the Company's Compensation Committee.

MOTOYA OKADA                                                 Director since 1993

     Mr. Motoya Okada, age 46, was elected a Director of the Company in November 1993. Mr. Okada is President and a Director of JUSCO and was Senior Managing Director of JUSCO from 1995 to 1997. Mr. Okada also served as Managing Director of JUSCO from 1992 to 1995 and a Director of JUSCO from 1990 to 1992. Mr. Okada was President of Talbots Japan Co., Ltd., a subsidiary of JUSCO, from 1990 to 1997. Mr. Okada has been a Director of JUSCO USA since 1992. Mr. Motoya Okada is the son of Mr. Takuya Okada, the Chairman of the Board of Directors of the Company.

MARK SHULMAN                                                 Director since 1997

     Mr. Shulman, age 49, joined the Company in October 1997 as Executive Vice President, Chief Operating Officer and Chief Merchandising Officer and was elected a Director of the Company. Mr. Shulman formerly was President and Chief Executive Officer of Younkers Department Stores, a division of Proffitt's, Inc., was Executive Vice President of Stage Stores, Inc. from 1994 to 1997 and was President of the Leslie Fay Dress Division from 1993 to 1994. Mr. Shulman also previously served as President and Chief Executive Officer of Henri Bendel, Inc. and as President and Chief Executive Officer of Ann Taylor Stores.

MARK H. WILLES                                               Director since 1988

     Mr. Willes, age 56, has been a Director of the Company since 1988. He currently serves as Chairman of the Board, President and Chief Executive Officer and a Director of The Times Mirror Company and as Publisher of the Los Angeles Times. Mr. Willes served in various executive management positions at General Mills, Inc. from 1985 to 1995, including Vice Chairman, President and Chief Operating Officer, Executive Vice President and Chief Financial Officer. Mr. Willes also serves as a Director of Black & Decker

Corporation. Mr. Willes is Chairperson of the Company's Compensation Committee and a member of the Company's Audit Committee.

     Director Compensation; Attendance; Committees. The Chairman of the Board of Directors receives an annual retainer of $50,000 plus expenses and each other director who is not part of the Company's management or otherwise compensated as a consultant or advisor to the Company receives an annual retainer of $23,000 plus expenses. Committee chairpersons receive an additional annual retainer of $5,000. Pursuant to the 1995 Directors Stock Option Plan, a director who is not an employee of the Company is entitled to receive annually upon election or reelection to the Board of Directors an option to purchase between 3,000 and 5,000 shares of the Company's common stock at an exercise price equal to the fair market value of the common stock as of the date of grant.

     The Board of Directors held four meetings in fiscal 1997. The Audit Committee and the Compensation Committee each held two meetings in fiscal 1997. There is no standing nominating committee. Each director attended all of the meetings of the Board of Directors and of the Committees of which he or she was a member. Mr. Willes and Ms. Kennan are the current members of both the Audit Committee and the Compensation Committee.

     Audit Committee. The Audit Committee functions as a communication point among non-Audit Committee directors, the independent auditors, the internal audit personnel and the Company's management as their respective duties relate to financial accounting, reporting and internal controls. The Audit Committee assists the Board of Directors in fulfilling its responsibilities with respect to accounting policies, internal controls, financial and operating controls, standards of corporate conduct and performance, and reporting practices of the Company and the sufficiency of auditing. Ms. Kennan is Chairperson of the Audit Committee.

     Compensation Committee. The principal responsibilities of the Compensation Committee include determination and administration of compensation for the senior officers of the Company including salary and incentive based plans, determination of awards under and administration of the Company's 1993 Executive Stock Based Incentive Plan, and ongoing review, in consultation with Company executive management, the Board of Directors, and outside compensation consultants as necessary, of the policies relating to compensation of the Company's senior officers, with the goal of encouraging superior Company performance. Mr. Willes is Chairperson of the Compensation Committee.

                             EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth information on compensation earned by the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company during fiscal 1997, and by Mr. Hinkley who was an executive officer of the Company for a portion of fiscal 1997.

                           SUMMARY COMPENSATION TABLE

                                                                    LONG TERM COMPENSATION
                                                                 ----------------------------
                                                                          AWARDS(2)
                                                                 ----------------------------
                                      ANNUAL COMPENSATION                         NUMBER OF
                                 -----------------------------    RESTRICTED     SECURITIES      ALL OTHER
                                 FISCAL                             STOCK        UNDERLYING     COMPENSATION
  NAME AND PRINCIPAL POSITION     YEAR    SALARY($)   BONUS($)   AWARDS(s)($)   OPTIONS/SARs#      ($)(4)
-------------------------------  ------   ---------   --------   ------------   -------------   ------------
Arnold B. Zetcher, President      1997     718,500    195,600           --          90,000         39,827
and Chief Executive Officer       1996     697,500    461,100           --         100,000         41,487
                                  1995     637,500    540,000           --         100,000         38,685

Mark Shulman, Executive Vice      1997     153,462(1)  40,000      299,130(3)      130,000             --
President, Chief Operating
Officer and Chief Merchandising
Officer

Edward L. Larsen, Senior Vice     1997     273,824     37,700           --          20,700         15,620
President, Finance, Treasurer     1996     265,848     97,600           --          23,000         15,905
and Chief Financial Officer       1995     250,800    115,462           --          23,000         15,809

Stuart M. Stolper, Senior Vice    1997     262,469     39,700           --          20,700         10,557
President, Human Resources        1996     254,824     93,600           --          23,000         16,461
                                  1995     240,400    110,674           --          23,000         15,340

Richard T. O'Connell, Jr.,        1997     223,727     33,800           --          20,700          8,896
Senior Vice President, Legal      1996     217,210     79,800           --          23,000          4,500
and Real Estate, and Secretary    1995     203,000     93,456           --          23,000          4,500

Clark J. Hinkley, Former          1997     367,981         --           --              --        143,899(5)
Executive Vice President          1996     445,000    165,900           --          50,000         24,032
and Chief Operating Officer       1995     419,650    208,000           --          50,000         24,726

---------------

(1) Mr. Shulman joined the Company as an executive officer in October 1997.

(2) In addition to the listed options, restricted stock awards were made on November 18, 1993, the date of the Company's initial public offering ("IPO"). Restricted stock awards vest in thirds in years three, four and five on the anniversary of the grant date. Holders of restricted stock are entitled to receive all declared dividends. The number and value of the restricted stock holdings at the end of fiscal 1997 for each of the named executive officers is: Mr. Zetcher, 15,150 shares, $211,002; Mr. Larsen, 3,380 shares, $47,075; Mr. Stolper, 3,380 shares, $47,075; Mr. O'Connell,
    3,380 shares, $47,075; and Mr. Hinkley, 6,864 shares, $95,598.

(3) Mr. Shulman was granted 12,000 shares of restricted stock in connection with the commencement of his employment, 50% of which vested at that time and the balance of which vests in February 1999. Mr. Shulman is entitled to receive all dividends declared on such restricted stock. The value of such restricted stock remaining unvested at the end of fiscal 1997 was $83,565.

(4) The amounts shown for each employee, other than Mr. Hinkley, as to fiscal 1997 represent Company contributions to the Retirement Savings Voluntary Plan and the Supplemental Savings Plan.

(5) Pursuant to Mr. Hinkley's employment agreement and in connection with his resignation as an executive officer, includes $105,733 of compensation paid in fiscal 1997 following his resignation as an executive officer in November 1997 and $15,339 for reimbursement of legal expenses. See "Employment Agreements and Change in Control Agreements" below. Also includes $4,500 contributed to the Retirement Savings Voluntary Plan and $18,327 contributed to the Supplemental Savings Plan.

     Option/SAR Grants in Last Fiscal Year. The table below shows information regarding grants of stock options made to the named executive officers during fiscal 1997 under the Company's 1993 Executive Stock Based Incentive Plan. The amounts shown for each of the named executive officers as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of five percent and ten percent over the full ten year term of the options, which would result in common stock prices of approximately $40.62 and $64.68, respectively. These potential realizable values are based solely on arbitrarily assumed rates of appreciation specified in applicable regulations promulgated by the Securities and Exchange Commission (the "SEC"). Actual gains, if any, on option exercises and common stock holdings are dependent on the future performance of the Company's common stock and overall stock market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved. No stock appreciation rights ("SARs") have been granted or are outstanding.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                     POTENTIAL REALIZABLE VALUE
                            NUMBER OF      % OF TOTAL                                 AT ASSUMED ANNUAL RATES
                           SECURITIES     OPTIONS/SARS                              OF STOCK PRICE APPRECIATION
                           UNDERLYING      GRANTED TO    EXERCISE OR                     FOR OPTION TERM($)
                          OPTIONS/SARS    EMPLOYEES IN   BASE PRICE    EXPIRATION   ----------------------------
        NAME(1)           GRANTED(#)(2)   FISCAL YEAR     ($/Sh)(4)       DATE           5%             10%
------------------------  -------------   ------------   -----------   ----------   ------------    ------------
Arnold B. Zetcher             90,000          18.2         24.9375      10/27/07     1,411,475       3,576,956
Mark Shulman                 130,000(3)       26.3         24.9375      10/27/07     2,038,798       5,166,714
Edward L. Larsen              20,700           4.2         24.9375      10/27/07       324,639         822,700
Stuart M. Stolper             20,700           4.2         24.9375      10/27/07       324,639         822,700
Richard T. O'Connell, Jr.     20,700           4.2         24.9375      10/27/07       324,639         822,700

---------------

(1) Mr. Hinkley did not receive any options in 1997.

(2) Options become exercisable in one-third increments beginning one year from date of grant.

(3) The listed stock options were granted in connection with Mr. Shulman's commencement of employment. See "Employment Agreements and Change in Control Agreements."

(4) Represents the market value of the Company's common stock on the date of grant.

     Option Exercises And Year-End Option Holdings. The following table shows information regarding option exercises during fiscal 1997 as well as fiscal 1997 year-end option holdings for each of the named executive officers.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                       NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                              SHARES       VALUE      UNDERLYING UNEXERCISED            IN-THE-MONEY
                            ACQUIRED ON   REALIZED   OPTIONS/SARs AT FY-END(#)    OPTIONS/SARs AT FY-END($)
           NAME             EXERCISE(#)     ($)      EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
--------------------------  -----------   --------   -------------------------    -------------------------
Arnold B. Zetcher               --           --           335,897/190,001                  --/--
Mark Shulman                    --           --                --/130,000                  --/--
Edward L. Larsen                --           --            76,323/ 43,701                  --/--
Stuart M. Stolper               --           --            76,323/ 43,701                  --/--
Richard T. O'Connell, Jr.       --           --            76,323/ 43,701                  --/--
Clark J. Hinkley                --           --           161,557/     --                  --/--

     Retirement Benefits. The Company has a tax-qualified defined benefit plan for salaried employees which provides pensions payable at retirement to each eligible employee. The Company also has a supplemental retirement plan for certain of its salaried employees which provides generally for the payment of supplemental benefits equal to that portion of pension benefits earned under the terms of the pension plan for salaried employees in excess of certain statutory limits. The amount of an employee's benefits depends on factors including final average compensation and years of credited service up to thirty years. Benefits vest after five years of service. The following table sets forth the aggregate estimated annual retirement benefits as of January 31, 1998 under the two plans.

                               PENSION PLAN TABLE

                                       YEARS OF CREDITED SERVICE
               --------------------------------------------------------------------------
REMUNERATION      5          10         15         20         25         30         35
------------   --------   --------   --------   --------   --------   --------   --------
 $  125,000      9,341     18,681     28,022     37,363     46,703     56,044     56,044
    150,000     11,341     22,681     34,022     45,363     56,703     68,044     68,044
    175,000     13,341     26,681     40,022     53,363     66,703     80,044     80,044
    200,000     15,341     30,681     46,022     61,363     76,703     92,044     92,044
    225,000     17,341     34,681     52,022     69,363     86,703    104,044    104,044
    250,000     19,341     38,681     58,022     77,363     96,703    116,044    116,044
    300,000     23,341     46,681     70,022     93,363    116,703    140,044    140,044
    350,000     27,341     54,681     82,022    109,363    136,703    164,044    164,044
    400,000     31,341     62,681     94,022    125,363    156,703    188,044    188,044
    450,000     35,341     70,681    106,022    141,363    176,703    212,044    212,044
    500,000     39,341     78,681    118,022    157,363    196,703    236,044    236,044
    550,000     43,341     86,681    130,022    173,363    216,703    260,044    260,044
    600,000     47,341     94,681    142,022    189,363    236,703    284,044    284,044
    650,000     51,341    102,681    154,022    205,363    256,703    308,044    308,044
    700,000     55,341    110,681    166,022    221,363    276,703    332,044    332,044
    750,000     59,341    118,681    178,022    237,363    296,703    356,044    356,044
    800,000     63,341    126,681    190,022    253,363    316,703    380,044    380,044
    850,000     67,341    134,681    202,022    269,363    336,703    404,044    404,044
    900,000     71,341    142,681    214,022    285,363    356,703    428,044    428,044
    950,000     75,341    150,681    226,022    301,363    376,703    452,044    452,044
  1,000,000     79,341    158,681    238,022    317,363    396,703    476,044    476,044
  1,050,000     83,341    166,681    250,022    333,363    416,703    500,044    500,044
  1,100,000     87,341    174,681    262,022    349,363    436,703    524,044    524,044
  1,150,000     91,341    182,681    274,022    365,363    456,703    548,044    548,044
  1,200,000     95,341    190,681    286,022    381,363    476,703    572,044    572,044
  1,250,000     99,341    198,681    298,022    397,363    496,703    596,044    596,044
  1,300,000    103,341    206,681    310,022    413,363    516,703    620,044    620,044

     The years of credited service under the two plans at January 31, 1998 for Messrs. Zetcher, Shulman, Larsen, Stolper, O'Connell and Hinkley were 10, 0, 7, 20, 11 and 10, respectively. Covered compensation under the pension plan and the supplemental retirement plan at January 31, 1998 for Messrs. Zetcher, Shulman, Larsen, Stolper, O'Connell and Hinkley was $1,085,111, $193,462, $364,265, $337,773, $283,922 and $612,685, respectively. Covered compensation under the two plans includes salary and bonus and any amounts deferred under any formal plan of deferred compensation sponsored by the Company but excludes other forms of compensation included in the Summary Compensation Table. Benefits set forth in the Pension Plan Table are computed on the basis of a straight life annuity, payable at age 65, and are subject to deduction for any benefits paid or payable from a predecessor pension plan but are not subject to deduction for social security.

     Employment Agreements and Change in Control Agreements. The Company has employment agreements with each of Mr. Zetcher and Mr. Shulman (collectively the "Executives" and individually an "Executive"). Mr. Zetcher's employment agreement continues until the end of fiscal 1999 and is renewable for three year terms thereafter unless at least six months prior notice of nonrenewal is given. Mr. Shulman's agreement continues until the end of fiscal 2000 and is renewable for three year terms thereafter unless at least six months notice of nonrenewal is given. The Executives may not directly or indirectly engage in or carry on any business in competition with the principal business of the Company for a period of two years after the termination of employment with the Company if such termination was made by such Executive without good reason or by the Company for cause.

     Mr. Zetcher's agreement provides for his employment as President and Chief Executive Officer of the Company at a base salary, to be reviewed annually, of not less than his 1993 base salary. Mr. Zetcher is also eligible to receive a cash bonus each year pursuant to the Company's Management Incentive Plan ("MIP"). Mr. Shulman's agreement provides for his employment as Executive Vice President, Chief Operating Officer and Chief Merchandising Officer of the Company at a base salary, to be reviewed annually, of not less than his 1997 base salary of $570,000. Mr. Shulman's agreement also provides for his eligibility to receive a bonus each year pursuant to the MIP with a minimum guaranteed bonus of $40,000 for fiscal 1997 and a minimum guaranteed bonus for fiscal 1998 of approximately forty percent of base salary. Mr. Shulman's agreement also provided for the payment by the Company to Mr. Shulman's former employer of a net amount of $300,000 in connection with securing a release from his then employment agreement and from a non-competition obligation, which amount, if Mr. Shulman should resign his employment with the Company before the second anniversary of the date he was hired, is repayable by him in proportion to the number of days remaining in such two-year period. Mr. Shulman is also entitled to receive certain amounts in connection with his relocation. Each Executive is also entitled to certain insurance, retirement and other benefits and to reimbursement of certain expenses.

     Each of these employment agreements also provides that if the employment of the Executive is terminated by the Company without "cause" or by the Executive for "good reason," the Executive will be entitled to a separation allowance in a single lump payment equal to twice the sum of (i) his annual base salary at the rate in effect at the time his employment was terminated and (ii) the annual bonus paid or payable to him for the year immediately prior to the year in which his employment was terminated. In addition, each Executive would be entitled to benefits under the executive medical, dental and life insurance plans of the Company for up to two years subsequent to termination. Each Executive would also have the right to exercise his vested stock options for a period of not less than three years from termination.

     In the event there is a "change in control" of the Company, and, within 24 months thereafter, an Executive's employment is terminated either by the Company without cause or by the Executive for good reason, the Executive will be entitled to payment of an amount equal to (i) two times such Executive's annual base salary (equal to the greater of the rate in effect on his termination date or 180 days prior thereto) and the maximum bonus payable to him under the MIP in effect as of the last full fiscal year prior to his termination date, (ii) the maximum bonus payable to the Executive under the MIP for the year in which the Executive's employment was terminated, pro rated for the portion of the year in which the Executive was employed, and (iii) three times the present value of the Executive's accrued benefits under the Company's supplemental retirement plan as of the date of termination. Any grant of restricted stock made to the Executive under the Plan will also provide for acceleration of vesting upon the Executive's termination of employment within 24 months after a change in control. The Executive would also be entitled to certain insurance and other benefits after termination for up to two years.

     A "change in control" is defined generally to include significant changes in the stock ownership of the Company and certain changes in the Company's Board of Directors. "Good reason" is defined generally to include certain reductions in duties or reporting responsibilities, certain unapproved relocations, certain reductions in compensation or benefits, and material breaches of the agreement by the Company. "Cause" is defined to include certain failures to perform, felony conviction, certain conflicts of interest, repeated acts of material misconduct, and material breaches of the agreement by the Executive.

     The Company also had an employment agreement with Mr. Hinkley, who resigned as an executive officer of the Company in November 1997, which provided that if Mr. Hinkley's employment was terminated by the Company without cause or by Mr. Hinkley for good reason, he was entitled to a separation allowance equal to two times the sum of (i) his base salary at the rate in effect at the time his employment was terminated and (ii) the annual bonus paid to him for the year immediately prior to the year in which his employment was terminated. In addition, the employment agreement provided that he would be entitled to a continuation of benefits under the executive medical, dental, disability and life insurance plans of the Company for up to two years following such termination and would have the right to exercise his vested stock options for up to three years following termination. In satisfaction of the Company's obligations under such employment agreement, upon his resignation as an executive officer in November 1997, Mr. Hinkley continued to receive his normal salary and a proportional amount of his bonus from the Company in regular payroll installments through February 1998, at which time the balance of his separation allowance under his employment agreement was payable to him in a lump sum of $1,104,319. For fiscal 1997, the total compensation paid to Mr. Hinkley following his resignation as an executive officer was $105,733. Upon his separation Mr. Hinkley retained the right to vest in his 6,864 shares of restricted stock but forfeited his unvested stock options, was entitled to continue his participation and benefit accrual under the Company's pension and savings plans through February 1998, and will be entitled to a payment representing the additional pension benefit he would have received had his benefit accruals continued through December 2001.

     The Company has also entered into a change in control agreement with each of Messrs. Larsen, Stolper and O'Connell and certain other officers. Under each agreement, if the Company terminates such officer's employment without cause within twelve months following a "change in control", the Company will pay to such officer an amount equal to the sum of (i) such officer's annual base salary at the rate in effect on the date of termination and (ii) an amount calculated in accordance with a formula which takes into account such officer's annual base salary, the job level and performance of such officer, and the financial performance of the Company. In addition, each officer would be entitled to certain insurance and other benefits for up to one year after termination.

Report on Compensation of Executive Officers

     Compensation matters for the Company's executive officers for fiscal 1997 were reviewed and approved by the Compensation Committee of the Board of Directors.

     The overall objective of the Company's executive compensation program is to attract and retain the highest quality executives to manage and lead the Company, and to provide annual and long term incentives to management, based on both Company performance and individual performance, in order to build and sustain value for shareholders.

     The Company's compensation program for its executive officers consists of three basic components: base salary, annual incentive compensation, and stock based compensation.

     In order to assess the general competitiveness of its overall pay structure for senior management, at regular intervals the Company obtains published surveys of compensation practices of the retail industry from independent compensation consultants and trade group publications. From this published data the Company compares positions of a similar size, scope and complexity. The companies included in such published surveys of the general retail industry include both apparel and nonapparel companies (the "retail survey group") and are a broader range and not necessarily the same retail companies as included in the Peer Group index of selected retail apparel companies set forth in the Performance Graph below.

     Base Salary. Base salary ranges for fiscal 1997 for the Company's executive officers including the Chief Executive Officer were targeted to be approximately at or near the 50th percentile range of base pay of the retail survey group for positions of similar size, scope and complexity.

     Base pay for fiscal 1997 for the Company's executive officers other than the Chief Executive Officer was initially established by the Chief Executive Officer, subject to review and ratification by the Compensation Committee, based on his evaluation and assessment of each individual's level of responsibility and performance over the previous year. The Chief Executive Officer's base pay for fiscal 1997 was established by the Compensation Committee by reference to general economic and industry conditions, relative Company performance and his individual performance in leading the Company as assessed and evaluated by the Compensation Committee. All of these factors were equally weighted except for general economic conditions which had a lesser weighting. The evaluation and assessment of the Chief Executive Officer's individual performance, which by its nature was subjective, took into account the Company's earnings and financial results, the Company's ongoing geographical expansion of stores and selling space and the continuing development of new business concepts.

     Management Incentive Plan. The Company believes that a substantial percentage of each executive officer's compensation should be tied directly to the financial performance of the Company as well as the executive's individual performance. Annual incentive compensation for fiscal 1997 for executive officers including the Chief Executive Officer was determined pursuant to the Company's MIP. Cash incentive awards under the MIP are made annually to those management employees who are in certain established position levels within the Company including all executive officers.

     Awards granted pursuant to the MIP are based on the following factors: a Company financial performance rating and an individual performance rating. For fiscal 1997 the Company performance rating was based on the Company's earnings per share in relation to a preestablished earnings per share target. The individual performance rating was based on a subjective evaluation and assessment of each individual's performance during the year measured against his or her responsibilities for the year.

     For fiscal 1997, Company performance ratings against the preestablished earnings goal ranged from zero to 1.8 and individual performance ratings ranged from zero to 1.5. These ratings were combined with the participant's target incentive participation rate (which is a percentage of base salary based on position level and for fiscal 1997 ranged from 20% for certain officers up to 45% for the Chief Executive Officer position). The weights assigned were 50% for Company performance ratings and 50% for individual performance ratings.

     For fiscal 1997 MIP awards, the Company's performance rating against the earnings per share goal, which was internally established for MIP purposes, was
0.55. The Chief Executive Officer made recommendations to the Compensation Committee on the individual performance ratings for all executive officers other than himself. The Compensation Committee then reviewed and finally approved the fiscal 1997 individual performance ratings for all executive officers including the Chief Executive Officer. Individual performance ratings for each executive officer named in the Summary Compensation Table averaged 1.08 for fiscal 1997.

     Stock Based Compensation. The Board of Directors and the Compensation Committee are each of the view that stock ownership or its equivalent by management serves to align the interests of management with the Company's shareholders.

     Stock options are granted at fair market value at the time of grant and are intended to align executive compensation opportunities with shareholder returns. Stock options are intended to provide long term compensation, and future grants of options or other awards will be periodically reviewed and determined by the Compensation Committee of the Board. Stock options granted during fiscal 1997 were made at levels determined by the Compensation Committee to be slightly below the median for annual stock grants of a group of certain retail companies considered by the Compensation Committee and its outside compensation consultant.

     New Executive Vice President and Chief Operating Officer/Chief Merchandising Officer. In connection with the employment of Mark Shulman, who effective October 1997 became Executive Vice President, Chief Operating Officer, Chief Merchandising Officer and a director of the Company, the Company, with Compensation Committee approval, established a compensation package designed to attract him to the Company. The goal of management was to locate the most qualified individual possible from a broad range of potential candidates to fill the position of Chief Operating Officer and Chief Merchandising Officer of the Company and Mr. Shulman was selected after a comprehensive search process. Mr. Shulman's compensation package including base salary, incentive bonus for fiscal 1997 and fiscal 1998, stock options and restricted stock (see "Summary Compensation Table" and "Employment Agreements and Change In Control Agreements") was established at a negotiated level commensurate with securing from outside the Company the services of an individual with the unique talents and experience of Mr. Shulman.

     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a deduction to publicly traded companies to the extent of excess compensation over $1 million paid to the chief executive officer or to any of the four other most highly compensated executive officers. Qualifying performance based compensation will not be subject to the deduction limit if certain requirements are met. The Company does not believe that Section 162(m) deduction limits for fiscal 1998 will be material in terms of net financial effect or number of persons covered and therefore the Company does not intend to restructure fiscal 1998 compensation arrangements. The Company and the Compensation Committee will continue to monitor this matter.

                                            Compensation Committee
                                            of the Board of Directors:

                                            Mark H. Willes, Chairperson
                                            Elizabeth T. Kennan

Performance Graph

     The following graph compares the percentage change in the cumulative total shareholders' return on the Company's common stock on a year end basis, using the last day of trading prior to the Company's fiscal year end, from November 19, 1993, the first trading day of the Company's common stock, to January 30, 1998, with the cumulative total return on the Standard & Poor's 500 Stock Index and the Dow Jones Retailers-All Specialty Index for the same period. In accordance with the rules of the SEC, the returns are indexed to a value of $100 at November 19, 1993 and assume that all dividends were reinvested.

           COMPARISON OF YEAR END CUMULATIVE TOTAL RETURN OF TALBOTS, S&P 500 INDEX, AND DOW JONES RETAILERS-ALL SPECIALTY INDEX

                         [TALBOTS PERFORMANCE GRAPH]



                                                                                  DOW JONES
        MEASUREMENT PERIOD                                STANDARD & POOR'S    RETAILERS - ALL
      (FISCAL YEAR COVERED)         THE TALBOTS, INC.            500              SPECIALTY
              11/19/93                    100                    100                 100
               1/28/94                    107                    104                  95
               1/27/95                    137                    105                 100
                2/2/96                    126                    145                 105
               1/31/97                    128                    183                 125
               1/30/98                     67                    232                 189

     Compensation Committee Interlocks and Insider Participation. The Compensation Committee of the Board of Directors is comprised of two outside independent directors, Mark H. Willes and Elizabeth T. Kennan.

     Mr. Isogai, a director of the Company, is Chairman of the Board of Directors of Revman Industries Inc., a subsidiary of JUSCO USA. Mr. Zetcher, President, Chief Executive Officer and a director of the Company, is also a director of Revman Industries Inc. The Company has a consulting contract with Mr. Isogai under which he provides advice with respect to strategic planning and other related issues concerning the Company and maintains on behalf of the Company a working relationship with banks and other financial institutions, in particular Japanese banks. The Company compensates Mr. Isogai with an annual fee of $250,000 plus expenses for his services, which fee is subject to annual adjustment. The contract may be terminated by either party upon prior written notice at any time following the fifth anniversary of the contract.

     Certain Transactions With Related Parties. In connection with the Company's IPO in 1993, the Company, through its wholly owned subsidiary The Classics Chicago, Inc. ("Classics Chicago"), purchased the Talbots trade name and certain other trademarks (the "Trademarks") in the "Territory" (being all countries of the world other than Australia, New Zealand, Japan, China and certain other Asian countries) from JUSCO (Europe) B.V. ("JUSCO (Europe)"), a subsidiary of JUSCO. Under the trademark purchase agreement and a license agreement with Classics Chicago, the Company also obtained the non-exclusive right to manufacture products bearing the Trademarks outside the Territory for export to the Territory and, for a royalty equal to 1% of net catalog sales outside the Territory, to distribute catalogs bearing the Trademarks and to make catalog sales to customers of the Company outside the Territory. Such catalog license may be terminated by JUSCO (Europe) at any time with four months prior written notice. Talbots Japan Co., Ltd. ("Talbots Japan"), a subsidiary of JUSCO, is the non-exclusive licensee of the Trademarks within Japan and other countries outside the Territory. Under the trademark purchase agreement, JUSCO (Europe) retains the right in its discretion to disapprove the assignment by Classics Chicago of any rights in the Trademarks in the Territory to any party. Such retained right may be purchased by Classics Chicago at its option should JUSCO (Europe) attempt to sell or otherwise transfer such retained right to a third party or should JUSCO (Europe) and its affiliates cease to own a majority of the Company's voting stock. The purchase price to Classics Chicago of such retained right will be the lesser of the fair market value of such retained right on the date of exercise of the option and $2.0 million. Classics Chicago licenses the right to use the Trademarks to the Company and its other subsidiaries.

     The Company has a services agreement with Talbots Japan under which the Company renders services, primarily in the merchandising and import operation areas, as requested by Talbots Japan on a cost reimbursement basis. At January 31, 1998, the amount due from Talbots Japan under this services agreement was approximately $980,504. In addition, at January 31, 1998, approximately $7,268,706 was due to the Company from Talbots Japan for merchandise purchases. The Company also realizes certain net expenses from time to time in the course of its merchandising and sales relationship with Talbots Japan which are not material in amount. During 1997, the Company also made its merchandising and store management information systems available to Talbots Japan. The Company charges back to Talbots Japan all one time and ongoing costs related to this project. At January 31, 1998, the amount due from Talbots Japan under this agreement was $284,864.

     In February 1995, the Company implemented a stock repurchase program (the "Repurchase Program") for the purchase of up to one million shares of the Company's common stock over a two year period. In October 1995 the Company completed the Repurchase Program and in November 1995 the Company extended the Repurchase Program for the purchase of up to an additional $40 million of its common stock over a period of up to an additional two years, which was completed. The Repurchase Program was again extended in May 1997 for the purchase of an additional $40 million of its common stock over a period of up to an additional two years. Under the Repurchase Program, the Company repurchases shares in the open market and purchases a proportionate number of shares from JUSCO USA so as to maintain the same percentage stock ownership of the Company between JUSCO USA and the public shareholders. The price of the common stock purchased from JUSCO USA is equal to the weighted average price of the common stock paid to the public shareholders.

     JUSCO USA, the Company and its domestic subsidiaries entered into a tax allocation agreement at the time of the Company's 1993 IPO for the allocation of
(1) consolidated federal income tax liability and any similar state or local taxes and (2) all other taxes. Under the agreement, JUSCO USA, the Company and its domestic subsidiaries would generally share the consolidated federal income tax liability and liability for similar state and local taxes in accordance with their election for earnings and profits purposes. However, the allocation would only be applicable as to any year in which JUSCO USA owned at least 80% of the common stock of the Company and since the date of the 1993 IPO, JUSCO USA has owned significantly less than 80% of the Company's common stock. See "Beneficial Ownership of Common Stock."

     Concurrently with the Company's 1993 IPO, JUSCO USA entered into a shareholder's agreement with the Company pursuant to which the Company agreed, subject to certain limitations, to provide JUSCO USA with one demand registration right per year, upon exercise of which the Company would be obligated to register under the Securities Act of 1933, as amended (the "Securities Act") and applicable state securities law, at the expense of JUSCO USA, some or all of the Company's common stock beneficially owned by JUSCO USA. The agreement also provides that if the Company proposes to register shares of common stock under the Securities Act for its own account, then JUSCO USA has a right to request that the Company register JUSCO USA's shares of Company common stock. JUSCO USA will bear the incremental cost of registering its shares in any such offering. If JUSCO USA's shares of the Company's common stock are not included in two registrations of shares of common stock by the Company for the Company's own account due to the judgment of the managing underwriter to exclude JUSCO USA's shares, the Company will file an additional registration statement to register JUSCO USA's shares, and expenses incurred in connection with such additional registration will be paid by the Company. The Company and JUSCO USA will indemnify each other against certain liabilities under the Securities Act of 1933 in connection with any such registration statements.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     Certain Beneficial Owners. The following table sets forth certain information as to beneficial ownership of each person known to the Company to own beneficially more than 5% of the outstanding common stock of the Company as of March 1, 1998. Such beneficial owner has sole voting and investment power as to such shares.

              BENEFICIAL OWNER       NUMBER OF SHARES   PERCENT OF CLASS
              ----------------       ----------------   ----------------
          JUSCO (U.S.A.), Inc.          20,161,718            63.4%
          520 Madison Ave.
          New York, NY 10022

     Stock Ownership of Directors and Executive Officers. The following table sets forth certain information as to beneficial ownership of the outstanding common stock of the Company, as of March 1, 1998, by each director and nominee of the Company, each of the individuals listed in the Summary Compensation Table, and all executive officers and directors of the Company as a group. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to such shares. No director, nominee or executive officer beneficially owns more than one percent of the total outstanding common stock, and all directors and executive officers as a group own approximately four percent of the total outstanding common stock.

                                 NO. OF SHARES                                     NO. OF SHARES
                                   OF COMMON                                         OF COMMON
   NAME OF BENEFICIAL OWNER       STOCK(1)(2)        NAME OF BENEFICIAL OWNER       STOCK(1)(2)
   ------------------------      -------------       ------------------------      -------------
T. Okada.......................       24,999      M. Okada.......................        5,000
A.B. Zetcher...................      393,771      M.H. Willes(3).................        9,099
E. Akiyama.....................        5,000      M. Shulman.....................        9,180
M. Isogai......................        8,000      E.L. Larsen....................       98,200
E.T. Kennan....................        4,349      R.T. O'Connell, Jr. ...........       90,042

                                 NO. OF SHARES                                    NO. OF SHARES
                                   OF COMMON                                        OF COMMON
   NAME OF BENEFICIAL OWNER       STOCK(1)(2)       NAME OF BENEFICIAL OWNER       STOCK(1)(2)
   ------------------------      -------------      ------------------------      -------------
S.M. Stolper...................       90,731     All executive officers and
C.J. Hinkley*..................      187,284       directors as a group(4)......    1,274,406

---------------

* No longer an executive officer.

(1) The shares listed include shares of restricted stock granted, and subject to forfeiture, under the Company's 1993 Executive Stock Based Incentive Plan, as follows: Mr. Zetcher, 15,150; Mr. Shulman 6,000; Mr. Larsen, 3,380; Mr. Stolper, 3,380; Mr. O'Connell, 3,380; Mr. Hinkley, 6,864, and all executive officers as a group, 48,432. The listed shares also include shares subject to currently exercisable stock options as follows: Mr. T. Okada, 4,999; Mr. Zetcher, 335,897; Mr. Akiyama, 3,000; Mr. Isogai 3,000; Ms. Kennan, 3,999; Mr. M. Okada, 3,000; Mr. Willes, 3,999; Mr. Larsen, 76,323; Mr. Stolper, 76,323; Mr. O'Connell, 76,323; Mr. Hinkley, 161,557; and all executive officers and directors as a group 1,038,032. Does not include shares of restricted stock or stock options granted or awarded subject to shareholder approval at this Annual Meeting.

(2) Messrs. T. Okada, E. Akiyama, M. Okada and M. Isogai are directors of the Company and, other than Mr. Isogai, each is a director or officer or both of JUSCO and JUSCO USA. Each disclaims beneficial ownership of the common stock of the Company owned by JUSCO USA and such shares are not included in their individual share ownership.

(3) Includes 100 shares held by the son of Mr. Willes, as to which shares Mr. Willes disclaims beneficial ownership.

(4) Includes 4,616 shares held by immediate family members or family trusts, as to which shares beneficial ownership is disclaimed.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file reports regarding ownership of the Company's common stock with the SEC, and to furnish the Company with copies of all such filings. Based on a review of these filings, the Company believes that all filings were timely made other than an amended Form 3 filed for Mr. Shulman to indicate tax withholding shares on a grant of restricted stock.

                                     ITEM 2

                          RATIFICATION OF AMENDMENT TO
                   1993 EXECUTIVE STOCK BASED INCENTIVE PLAN

     The Company's shareholders are being asked to ratify and approve the action of the Board of Directors in adopting an amendment to the Company's 1993 Executive Stock Based Incentive Plan (the "Plan"). The Plan was originally adopted by the Company in November 1993. A general discussion of the principal terms of the Plan and the proposed amendment are set forth below. This discussion is qualified in its entirety by the full text of the Plan, a copy of which has been filed with the Securities and Exchange Commission and is incorporated herein by reference.

     General. The Plan is intended to advance the interests of the Company and its shareholders by providing incentives to certain key employees of the Company and its affiliates and to certain other individuals who perform services for the Company and its affiliates. The Plan provides for awards of nonqualified stock options, incentive stock options, stock appreciation rights ("SARs"), restricted stock, performance grants, and other types of awards. Each award may be granted alone or in conjunction with other types of Plan awards. Shares issued under the Plan may be either authorized but unissued shares, treasury shares, reacquired shares or any combination.

     The Plan will expire by its terms in November 2003, but the Board of Directors may prior to such date extend the term of the Plan for an additional period of up to five years for the grant of awards other than incentive stock options.

     Proposed Amendment. The Plan currently authorizes the issuance of an aggregate of not more than 2,650,000 shares of common stock. Of such original 1993 Plan authorization, approximately 154,004 of such shares remain available under the Plan. Accordingly, the Board of Directors has approved an amendment to the Plan to increase the authorized number of shares of common stock available for awards under the Plan to 5,960,000 shares, subject to shareholder approval at this Annual Meeting.

     Eligibility for Participation. Key employees of the Company and other key individuals performing services for the Company or any participating affiliate are eligible for awards. The Compensation Committee has the authority in its discretion to select key employees and key individuals. No non-employee director of the Company or any affiliate is eligible for awards. Participating affiliates are entities in which the Company has a substantial equity interest whose participation is approved by the Company's Board of Directors and by the affiliate.

     The Company estimates that approximately 80 employees are currently eligible to participate in the Plan. As of March 1, 1998, awards granted under the Plan in fiscal 1998, subject to shareholder approval of this Proposal, are set forth in the following table.

                               NEW PLAN BENEFITS

                               THE TALBOTS, INC.
                   1993 EXECUTIVE STOCK BASED INCENTIVE PLAN

                                                                 NUMBER            NUMBER OF
NAME AND POSITION                                             OF OPTIONS(1)   RESTRICTED SHARES(2)
-----------------                                             -------------   --------------------
Arnold B. Zetcher, President and Chief Executive Officer....     100,000             59,000
Mark Shulman, Executive Vice President, Chief Operating           50,000             28,000
  Officer and Chief Merchandising Officer...................
Edward L. Larsen, Senior Vice President, Finance and Chief        23,000             14,700
  Financial Officer.........................................
Stuart M. Stolper, Senior Vice President, Human Resources...      23,000             14,700
Richard T. O'Connell, Jr., Senior Vice President, Legal and       23,000             14,700
  Real Estate...............................................
Executive Group (16 persons)................................     381,500            235,800
Non-Executive Director Group................................         N/A                N/A
Non-Executive Officer Employee Group........................      83,500                  0

---------------
(1) Options to purchase the Company's common stock were granted at an exercise price equal to the market value on the date of grant, and expire ten years from the date of grant. The options become exercisable in one-third increments beginning one year from the grant date.

(2) Awards of restricted common stock vest in annual one-third increments beginning three years from the grant date.

     Administration and Amendment of the Plan. The Compensation Committee has sole authority to administer the Plan, which includes the authority to determine the type, size and terms of awards, the time when awards will be granted and any performance objectives, to modify the terms of any award granted, to interpret the terms of the Plan and awards, to establish, amend and rescind any rules relating to the Plan, and to delegate certain administration of the Plan. The Plan may be amended by the Board of Directors but no amendment shall be effective unless and until the same is approved by the Company's shareholders if the failure to obtain shareholder approval would adversely affect Plan compliance with Rule 16b-3 under the Securities Exchange Act of 1934 or other applicable law.

     Stock Options. The Compensation Committee may grant stock options which may be nonqualified stock options or incentive stock options. Options may not be granted with an exercise price less than the fair market value of the common stock on the grant date; however, in the case of incentive stock options granted to an employee who owns common stock representing more than 10% of the voting power of all classes of stock of the Company ("Ten Percent Employee"), incentive stock options may not be granted with an exercise price less than 110% of the common stock's fair market value on the grant date. The Compensation Committee will determine the number of shares subject to each option. Options may be exercised by payment of cash, delivery of common stock or a combination thereof, in each case subject to the discretion of the Compensation Committee. The amount of aggregate fair market value of common stock (determined at the time of grant) with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year shall not exceed an amount determined by the Compensation Committee.

     Stock Appreciation Rights. The Compensation Committee may grant SARs, which are rights to receive (without payment to the Company) cash, common stock, other Company securities or property, or other forms of payment, or any combination thereof, based on the increase in the value of the number of shares of common stock specified in the SAR. The number of shares subject to each SAR is determined by the Compensation Committee. Upon exercise of an SAR or the surrender of any unexercised award or option attached to an SAR, the holder is entitled to receive, without payment to the Company, the excess of the fair market value, at the time of exercise, of the shares for which the SAR is exercised or attached award surrendered, over the exercise price or stock option price, as the case may be. The Compensation Committee is entitled in its discretion to settle the obligation arising out of the exercise of an SAR, or the surrender unexercised of any option or award attached to the SAR, by the payment of cash, shares of common stock or other property, or any combination thereof. An SAR may provide that it will be deemed to have been exercised at the close of business on the business day preceding the expiration date of the SAR or any attached option or award, or such other date as specified by the Compensation Committee, if at such time such SAR has a positive value.

     Reduction; Transferability; Exercise. The number of shares of common stock subject to an outstanding option or SAR may be reduced on a share-for-share or other appropriate basis, as determined by the Compensation Committee, to the extent that shares under such option or SAR are used to calculate the cash, common stock or other form of payment, or any combination thereof, received by the Company pursuant to exercise of any other award that may be attached to such option or SAR, or the extent that any other award granted in conjunction with such option or SAR is paid. Options and SARs may not be sold, assigned, transferred, pledged or otherwise disposed of except by will or the laws of descent and distribution, and shall be exercisable during the grantee's lifetime only by that individual.

     Unless the Compensation Committee determines otherwise, no option or SAR shall be exercisable for at least 12 months after the grant date, unless the grantee ceases employment or performance of services before the expiration of such 12-month period by reason of death or disability. Incentive stock options granted to a Ten Percent Employee, and SARs which are attached to an incentive stock option granted to a Ten Percent Employee, may not be exercisable after the expiration of five years from their grant date, but any other SAR or option may not be exercisable after the expiration of ten years from the grant date. Any option or SAR may be exercised only at such time or times and in such installments as the Compensation Committee may establish, and in the case of an SAR, only if the option or other award, if any, to which it is attached is at the time exercisable. Unless otherwise determined by the Compensation Committee, an option or SAR is only exercisable during the period of the grantee's employment with or service to the Company or an affiliate and for a period of three months thereafter, except in the case of disability, early, normal or deferred retirement under a qualified retirement program, death (or in the case of all nonqualified options and all SARs except those attached to an incentive stock option, related employment as referred to in the Plan or termination without cause as referred to in the Plan), in which case the option or SAR may be exercised for established periods beyond such three month period or during such period of related employment.

     Restricted Stock. The Compensation Committee determines the terms and conditions of restricted stock grants. Common stock issued to a participant in accordance with an award of restricted stock may not be sold, assigned, transferred, pledged or otherwise disposed of, except by will or the laws of descent and distribution, or as otherwise determined by the Compensation Committee, during the restricted period determined by the Compensation Committee. The Company has the option (exercisable on such terms, in such manner and during such period as the Compensation Committee determines) to repurchase shares subject to an award of restricted stock, at the price fixed by the Compensation Committee when the award was made or amended, upon termination of the participant's employment or service during the restricted period (except in the case of related employment), the failure to pay to the Company taxes which the Company determines are required to be withheld in respect of such shares during the restricted period, or such other circumstances as determined by the Compensation Committee in its discretion.

     Unless otherwise determined by the Compensation Committee in its discretion, a participant to whom an award of restricted stock has been made will have, after the issuance of a stock certificate for the number of restricted shares awarded and prior to the expiration of the restricted period or the earlier repurchase, ownership of such shares including the right to vote the shares and to receive dividends and other distributions made or paid with respect to such shares, subject to the options, restrictions and limitations imposed pursuant to the Plan. A participant with whom a restricted stock award agreement is made to issue shares of common stock in the future, however, will have no rights as a shareholder with respect to such shares until the actual issuance of the stock certificates.

     If a participant who has been in the continuous employment or performance of services for the Company or an affiliate since the date the restricted stock award was granted shall, while in such employment or performance of services, die or terminate employment or performance by reason of disability, or early, normal or deferred retirement under a qualified retirement program, and such event shall occur after the date on which the award was granted and prior to the end of the restricted period, the Compensation Committee may determine to cancel the repurchase option and any other restrictions on all or any of the shares of common stock subject to the award.

     Performance Grants. The Compensation Committee may award performance grants entitling the participant to receive a specified amount upon satisfaction of performance objectives during an award period, all as established by the Compensation Committee. The performance objectives will be based on such measure or measures of performance as the Compensation Committee shall determine, including the performance of the participant, the Company or any one or more of its subsidiaries or one or more of their divisions or units, or any combination of the foregoing, and may be applied on an absolute basis or be relative to industry or other indices or any combination thereof. The Compensation Committee shall determine whether the performance objectives have been satisfied, and the actual value of performance grants, following the end of the award period or at such other time or times as may be appropriate. Payment of any amount in respect of the performance grants may be made to the participant in cash, common stock or other forms of payment, or any combination thereof, as determined by the Compensation Committee in its discretion.

     The Compensation Committee will determine the value or range of values of a performance grant to be awarded. The maximum value of each performance grant will be (i) an amount fixed by the Compensation Committee at the time the performance grant is made or amended thereafter, (ii) an amount which varies from time to time based in whole or in part on the then current value of a share of common stock, other Company securities or other property, or any other combination thereof, or (iii) an amount that is determinable from criteria specified by the Compensation Committee. Performance grants may be issued in different classes or series having different names, terms and conditions. In the case of a performance grant awarded in connection with a stock option, SAR, restricted stock or any combination thereof, the performance grant may be reduced on an appropriate basis to the extent that such associated award has been exercised, paid, or otherwise received by the performance grant recipient, as determined by the Compensation Committee.

     Other Types of Awards. The Compensation Committee may make any other type of award deemed by the Compensation Committee in its discretion to be consistent with the purposes of the Plan, including awards, options or similar rights granted with respect to unbundled stock units or components thereof, and awards to participants who are foreign nationals or are employed or performing services outside the United States.

     Financial Assistance. The Company may provide financial assistance to any person to whom an award has been granted to permit the exercise of an award, the participation in the Plan and/or the payment of any taxes in respect thereof. Such assistance may take such form as the Compensation Committee deems appropriate, including a direct loan from the Company, a guarantee of the award recipient's obligation by the Company, or the maintenance by the Company of deposits with a third party lender.

     Deferral of Compensation. The Compensation Committee is charged with determining whether an award shall be made in conjunction with deferral of the participant's salary, bonus or other compensation, or any combination thereof, and whether any deferred amounts may be forfeited to the Company or to other participants (or any combination thereof) under certain circumstances, subject to increase or decrease in value based upon the attainment or non-attainment of certain performance measures, and/or credited with income equivalents until the date or dates of payment of the award, if any.

     Deferred Payment of Awards. The Compensation Committee may specify that the payment of all or any portion of cash, common stock or other form of payment under an award shall be deferred until a later date. Deferrals shall be for such periods or until the occurrence of such events, and upon such terms, as the Compensation Committee in its discretion shall determine.

     Amendment of Outstanding Awards. The terms of any outstanding award may be amended from time to time by the Compensation Committee in its discretion in any manner that it deems appropriate, including but not limited to acceleration of the date of exercise of any award and/or payment thereunder, provided that no such amendment shall adversely affect in a material manner any right of a participant under the award without the participant's written consent unless the Compensation Committee determines in its discretion that (i) there have occurred or are about to occur significant changes in the participant's position, duties or responsibilities or (ii) significant changes in conditions have or are expected to have a substantial effect on all or any part of the Company or any affiliate, the Plan or any award thereunder.

     Change in Control. In the event of a change in control (as defined below) of the Company, restrictions on restricted stock awards shall lapse, stock options and SARs shall become immediately exercisable and fully vested, and payment shall be made with respect to performance grants based on the assumption that the specified performance objectives would have been attained by the end of the performance period specified in the award. The effect of a change in control on other awards shall be determined from time to time by the Compensation Committee. Under the Plan, "change in control" means (i) the acquisition by any person or persons acting in concert, other than the Company or any of its subsidiaries or JUSCO USA or any of its subsidiaries or affiliates (collectively, an "Acquiring Person"), of beneficial ownership, directly or indirectly, of more than 25% of the combined voting power of the then outstanding securities of the Company entitled to then vote generally in the election of directors of the Company, and no other shareholder is the beneficial owner of a percentage of such securities higher than that held by the Acquiring Person, or (ii) the members of the Incumbent Board (as defined below) no longer constitute a majority of the Board of Directors of the Company. The term "Incumbent Board" means the Board of Directors as comprised on November 18, 1993 and includes any individual elected thereafter if nominated or approved by at least two-thirds of the then incumbent Board of Directors, unless that individual's election or nomination was approved as a result of either an actual or threatened election contest or proxy contest, but does not include any individual who is an affiliate, associate or designee of an Acquiring Person having or proposing to acquire beneficial ownership, directly or indirectly, of more than 10% of the combined voting power of the then outstanding securities of the Company entitled to then vote generally in the election of directors.

     Adjustment. In the event of any change in the Company's outstanding common stock by reason of a stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination or exchange of shares, sale of all or part of the Company's assets, a distribution to shareholders other than a normal cash dividend, or other extraordinary or unusual event, and if the Compensation Committee determines that such change equitably requires adjustment in the terms of any award or the number of shares of common stock available for awards, the Compensation Committee may make such adjustment.

     Certain Federal Tax Consequences. The statements in the following paragraphs reflect the Company's views of current interpretations of federal income tax law. The law is technical and complex and the statements represent only a general summary of some of the applicable provisions.

     A participant receiving a stock option will not realize any compensation income under the Internal Revenue Code, as amended (the "Code"), upon the grant of the option. However, a participant will realize compensation income at the time of exercise (except for options which are incentive stock options) in the amount of the difference between the option price and the fair market value on the date of exercise. The Company is entitled to a deduction at the time of exercise equal to the amount of compensation income that is realized by the employee. In the case of incentive stock options for which the holding period requirements are satisfied, although no compensation income is realized upon exercise, the excess of the fair market value on the date of exercise over the option price is included in alternative minimum taxable income for alternative minimum tax purposes. In the case of incentive stock options for which the holding period requirements are not satisfied, the optionee will realize ordinary income, in most cases equal to the difference between the option price of the shares and the lesser of the fair market value of the shares on the exercise date or the amount realized on the sale or exchange of the shares, and the Company will be entitled to a corresponding deduction.

     In the case of SARs granted either freestanding or in tandem with an option, the participant will not realize any compensation income at the time of the grant. However, the fair market value of stock or cash delivered pursuant to the exercise of such SARs will be treated as compensation income taxable to the participant at the time of exercise, and the Company will be entitled to a deduction at the time of exercise equal to the amount of compensation income that is realized by the participant.

     In the case of restricted stock or performance awards, the participant will realize compensation income in an amount equal to the fair market value of such stock or award less any amount paid for such stock or award at a time when the participant's rights with respect to such stock or award are no longer subject to a substantial risk of forfeiture unless the participant otherwise elects pursuant to a special election provided in the Code. The Company will be entitled to a deduction at the time and equal to the amount of compensation income that is realized by the participant.

     The federal income tax consequences of other types of awards will depend upon the form such award takes.

                                     ITEM 3

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Deloitte & Touche LLP as the Company's independent auditors to make an examination of the accounts of the Company for the 1998 fiscal year. Deloitte & Touche LLP has served as the Company's independent auditors since 1988. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and to make such statements as they may desire.

               SHAREHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

     Any proposal of a shareholder intended to be presented at the Company's 1999 Annual Meeting of Shareholders must be received by the Secretary of the Company, for inclusion in the Company's proxy statement, notice of meeting and proxy relating to the 1999 Annual Meeting, not later than December 23, 1998.

     The Company's Bylaws establish an advance written notice procedure for shareholders seeking to nominate candidates for election as directors at any annual meeting of shareholders, or to bring business before an annual meeting of shareholders of the Company. The Bylaws provide that only persons who are nominated by or at the direction of the Board, or by a shareholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible to be considered for election as directors of the Company. The Bylaws also provide that at any meeting of shareholders only such business may be conducted as has been brought before the meeting by or at the direction of the Board or, in the case of an annual meeting of shareholders, by a shareholder who has given timely written notice to the Secretary of the Company of such shareholder's intention to bring such business before the meeting. Under the Bylaws, for any such shareholder notice to be timely, such notice must be received by the Company in writing not less than 60 days nor more than 90 days prior to the meeting, or in the event that less than 70 days' notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, to be timely, notice by the shareholder must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting or such public disclosure was made. Under the Bylaws, a shareholder's notice must also contain certain information specified in the Bylaws.

     SHAREHOLDERS, UPON WRITTEN REQUEST TO THE INVESTOR RELATIONS DEPARTMENT OF THE COMPANY, 175 BEAL STREET, HINGHAM, MASSACHUSETTS 02043, MAY RECEIVE, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, REQUIRED TO BE FILED WITH THE SEC FOR THE 1997 FISCAL YEAR.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting as recommended by the Board of Directors or, if no such recommendation is given, in the discretion of the proxy holders.

                                                                      1247-PS-98

[TALBOTS LOGO]                                               THIS IS YOUR PROXY.
                                                         YOUR VOTE IS IMPORTANT.


Regardless of whether you plan to attend the Annual Meeting of Shareholders, please ensure that your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.


                     COMPANY HIGHLIGHTS DURING FISCAL 1997


* In October 1997, the Company appointed Mark Shulman Executive Vice President, Chief Operating Officer and Chief Merchandising Officer.

* During the fiscal year, the Company opened a net 68 new stores.

* During the fiscal year, the Company repurchased $27.5 million of its common stock.

* In May 1997, the Company's Board of Directors approved an increase in the quarterly cash dividend to $0.11 per share from $0.09 per share.





TLB72 F                               DETACH HERE
----------------------------------------------------------------------------------------------------

 ___  PLEASE MARK
| X | VOTES AS IN
|___| THIS EXAMPLE.

      1. ELECTION OF DIRECTORS
                                                                              FOR  AGAINST  ABSTAIN
         To elect the following Nominees as      2. AMENDMENT OF 1993          __     __       __
         Directors:                                 EXECUTIVE STOCK BASED     |  |   |  |     |  |
                                                    INCENTIVE PLAN            |__|   |__|     |__|
         Nominees: Takuya Okada, Arnold B.          To ratify the amendment
         Zetcher, Eiji Akiyama, Mark Shulman,       of The Talbots, Inc. 1993
         Masaharu Isogai, Eilzabeth T. Kennan,      Executive Stock Based
         Motoya Okada, and Mark H. Willes.          Incentive Plan to increase
                                                    the number of authorized
              ___     FOR      ___   WITHHELD       shares.
             |   |    ALL     |   |  FROM ALL
             |___|  NOMINEES  |___|  NOMINEES


                                                                              FOR  AGAINST  ABSTAIN
       ___                                       3. SELECTION OF AUDITORS      __     __       __
      |   |                                         To ratify the appointment |  |   |  |     |  |
      |___| _______________________________         of Deloitte & Touche LLP  |__|   |__|     |__|
            For all nominees except as              as auditors for the 1998
            noted above                             fiscal year.



                                                      MARK HERE FOR    ___    MARK HERE IF YOU  ___
                                                     ADDRESS CHANGE   |   |    PLAN TO ATTEND  |   |
                                                    AND NOTE AT LEFT  |___|     THE MEETING    |___|


                                                 (PLEASE SIGN EXACTLY AS YOUR NAME OR NAMES APPEAR
                                                 HEREON. WHEN SIGNING AS ATTORNEY, EXECUTOR,
                                                 ADMINISTRATOR, TRUSTEE, OR GUARDIAN, PLEASE GIVE
                                                 YOUR FULL TITLE AS SUCH. IF A CORPORATION, PLEASE
                                                 SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER
                                                 AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN
                                                 IN PARTNERSHIP NAME BY AUTHORIZED PERSON.)


Signature:__________________ Date:____________   Signature:_______________________ Date:____________


TLB72 2                           DETACH HERE


                                     PROXY

                THE TALBOTS, INC. ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 21, 1998
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE TALBOTS, INC.

    The undersigned hereby appoints Edward L. Larsen, Stuart M. Stolper, and Richard T. O'Connell, Jr., and each or any of them, with power of substitution, proxies for the undersigned and authorizes each of them to represent and vote, as designated, all of the shares of stock of The Talbots, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at BankBoston, N.A., 100 Federal Street, Boston, Massachusetts on May 21, 1998 at 10:00 a.m., and at any adjournments or postponements of such meeting.


     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO CONTRARY DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1,2 AND 3. PLEASE VOTE PROMPTLY.



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 SEE REVERSE                                                        SEE REVERSE
     SIDE          CONTINUED AND TO BE SIGNED ON REVERSE SIDE           SIDE
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